                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

        Exhibit 12.01 - Computation of Ratio of Earnings to Fixed Charges

                                                                                       YEAR ENDED DECEMBER 31,
                                                                             2001      2000        1999        1998       1997
                                                                        --------------------------------------------------------
                                                                                    (In millions, except for ratios)
FIXED CHARGES:
Interest expense, including amortization of debt issuance costs             $ 60.2     $ 65.7      $ 61.7     $ 44.8      $ 9.0
Estimated interest portion of rents                                           16.6       15.0        12.0        4.7        3.2
Capitalized interest                                                          13.2       11.9         8.5        3.8        0.2
Preferred stock dividend                                                         -          -           -          -       12.0
Gross-up of preferred stock dividend as if it were pre-tax                       -          -           -          -        6.8
                                                                        --------------------------------------------------------

Total fixed charges as defined                                                90.0       92.6        82.2       53.3       31.2

EARNINGS:
Income from continuing operations before income tax expense                  180.9      203.4       183.4        5.6       94.2
Total fixed charges as defined                                                90.0       92.6        82.2       53.3       31.2
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                        (13.2)     (11.9)       (8.5)      (3.8)     (19.0)
                                                                        --------------------------------------------------------

Total earnings as defined                                                  $ 257.7    $ 284.1     $ 257.1     $ 55.1    $ 106.4
                                                                        --------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                                            2.86       3.07        3.13       1.03       3.41
                                                                        ========================================================


NINE MONTHS ENDED SEPTEMBER 30, 2002:

FIXED CHARGES:
Interest expense, including amortization of debt issuance costs                            $ 37.3
Estimated interest portion of rents                                                          11.8
Capitalized interest                                                                          7.5
                                                                                      ------------

Total fixed charges as defined                                                               56.6

EARNINGS:
Income from continuing operations before income tax expense                                 193.6
Total fixed charges as defined                                                               56.6
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                                        (7.5)
                                                                                      ------------

Total earnings as defined                                                                 $ 242.7
                                                                                      ------------

RATIO OF EARNINGS TO FIXED CHARGES                                                           4.29
                                                                                      ============